Contact:
Bill Smith
Verilink Corporation
256.327.2204
bsmith@verilink.com

Lissa Bogaty
The Blueshirt Group
914.725.8475
lissa@blueshirtgroup.com

Verilink Reports Third Fiscal Quarter Results
Revenues Increase 151% Year-Over-Year

MADISON, Ala. April 28, 2004 Verilink Corporation (Nasdaq: VRLK) today reported its financial results for the third fiscal quarter ended April 2, 2004.

Net sales for the quarter increased 151% to $13.6 million from $5.4 million in the same period of fiscal 2003. Net loss computed in accordance with generally accepted accounting principles (GAAP) for the third quarter of fiscal 2004 was $1.4 million, or $0.09 per share, compared to a net loss of $252,000, or $0.02 per share in the third quarter of fiscal 2003.

As a result of prior acquisitions, including the acquisition of XEL Communications, Inc. (XEL) on February 5, 2004, third quarter GAAP results included net adjustments of $2.1 million consisting of $265,000 of intangible amortization, expenses associated with the XEL acquisition totaling $1.41 million, and restructuring charges of $425,000 related to the consolidation of certain XEL functions into Madison, Alabama. Excluding the effects of these items, non-GAAP income increased 222% to $683,000 or $0.05 per share, compared to non-GAAP income for the third quarter of fiscal 2003 of $212,000 or $0.01 per share. For the year-ago quarter, net adjustments to reconcile to GAAP net income were $464,000, including $148,000 of intangible amortization and $316,000 for in process research and development expenses (see “Use of Non-GAAP Financial Measures” below).

“We are pleased to announce positive cash flow from operating activities again this quarter and our eighth consecutive quarter of profits on a non-GAAP basis. We will continue to grow the business through internal and external investments that will increase our customer and product diversification and help us achieve our goal of becoming the broadband access company of choice for present and next generation networks, such as voice over IP,” stated Leigh S. Belden, President and Chief Executive Officer.

Verilink completed the acquisition of XEL, a provider of an extensive suite of access and service delivery products and services currently being utilized throughout the RBOC and ILEC community, for up to $17.65 million in consideration. XEL offers carrier customers solutions to better enable them to leverage their investments in infrastructure and to cost-effectively transition to next-generation networks to deliver new services. XEL had $20.9 million in revenue in calendar 2003.

 “Revenues and non-GAAP income benefited from the acquisition of XEL during the quarter,” stated Mr. Belden. “XEL enjoyed strong year-over-year revenue growth and continued profitability. Integration of

Verilink Reports Third Fiscal Quarter Results

our two companies is in process, and we expect to see the financial benefit of these actions beginning in the first quarter of fiscal 2005.”

“During the quarter, we began to realize the benefits of a larger base of sales as gross profit more than doubled and operating expenses as a percentage of sales decreased on a year-over-year basis,” added Bill Smith, Chief Financial Officer of Verilink. “The gross margin percentage was impacted primarily by the addition of XEL sales. We expect gross margin to start to trend upward as cost improvements and expense reductions associated with the XEL consolidation are completed.”

Cash flow provided by operating activities was $3.1 million in the first nine months of fiscal 2004 compared to $2.3 million in the first nine months of fiscal 2003. Cash, cash equivalents and short-term investments totaled $3 million as of April 2, 2004, which decreased $7.6 million this quarter due to cash paid at closing of the XEL acquisition of $7.65 million.

In April 2004, the Company obtained a $5 million revolving line of credit with RBC Centura Bank with all assets pledged as collateral against any amounts outstanding under this line.

Use of Non-GAAP Financial Measures

Non-GAAP income, which excludes intangible amortization, other merger-related expenses and restructuring charges, and the other adjusted non-GAAP financial measures set forth herein are not measures of financial performance under GAAP and should not be considered substitutes for or superior to the comparable GAAP measure. Verilink’s management uses non-GAAP income as a financial measure to evaluate performance. Management believes this measure presents the Company’s results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, and significant and unusual non-recurring items. Other companies may calculate non-GAAP income in a different manner, so this measure may not be comparable to similar measures presented by other companies. A reconciliation of Verilink’s GAAP income to non-GAAP income is set forth below.

Conference Call Information

A live Webcast of the conference call discussing Verilink’s third quarter results and outlook is scheduled for April 28, 2004 at 4:00 p.m. CDT and is available on the Internet by visiting

http://www.firstcallevents.com/service/ajwz396574615gf12.html

Instructions for listening to this call are contained in the Company’s press release dated April 21, 2004 and may be found on the Company’s website. A replay of the conference call will be available through the PR Newswire website and in the “News and Events” section of the Company’s website at http://www.verilink.com.

About Verilink Corporation

Verilink provides customer premises voice and data access solutions to service providers, strategic partners and enterprise customers on a worldwide basis. Verilink is a market leader in voice over packet and voice over TDM IAD solutions including VoIP, VoDSL and VoATM. Data only offerings include access routers, probes, CSU/DSUs, DACS and network monitoring solutions. Verilink turnkey service solutions empower carriers with the flexibility to provide integrated services regardless of network technology. The Company’s headquarters are located at 127 Jetplex Circle, Madison, AL 35758. Verilink stock trades on the NASDAQ National Market under the symbol VRLK. To learn more about Verilink, visit the website at http://www.verilink.com.

Note: Statements regarding expected cost synergies and margins, and all other statements in this press release that are not historical facts are forward looking and actual results could differ materially. Among the factors that could cause actual results to differ are the ability to increase sales of acquired product lines, impact of customer concentration and the financial strength of customers, the impact to revenue from future sales opportunities, technological change, and changes in demand for the

Verilink Reports Third Fiscal Quarter Results

Company’s products. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the Company’s most recent filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q. The Company disclaims any duty to update the forward -looking statements contained herein, except as may be required by law.

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Verilink, the Verilink logo, and NetEngine are registered trademarks of Verilink Corporation. All other trademarks or registered trademarks are the property of the respective owners.

Verilink Reports Third Fiscal Quarter Results

VERILINK CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	April 2, 2004	March 28, 2003	April 2, 2004	March 28, 2003

Net sales	$13,646	$5,447	$32,330	$20,305
Cost of sales(1)	8,439	3,109	17,798	10,260

Gross profit	5,207	2,338	14,532	10,045
Operating expenses:
Research and development(2)	2,149	1,029	4,981	2,583
Selling, general and administrative(3)	4,117	1,460	9,053	5,649
In-process research and development	—	316	—	316
Restructuring charge	400	—	400	—

Income (loss) from operations	(1,459)	(467)	98	1,497
Interest and other income, net(4)	219	257	635	481
Interest expense	(148)	(42)	(221)	(142)

Income (loss) before provision for income taxes	(1,388)	(252)	512	1,836
Provision for income taxes	—	—	—	—

Net income (loss) before accounting change	(1,388)	(252)	512	1,836
Cumulative effect of change in accounting principle, relating to goodwill			—	(1,233)

Net income (loss)	$(1,388)	$(252)	$512	$603

Earnings (loss) per share, basic and diluted:
Net income (loss) before accounting change	$(0.09)	$(0.02)	$0.03	$0.12
Cumulative effect of change in accounting principle, relating to goodwill	—	—	—	(0.08)

Net income (loss)	$(0.09)	$(0.02)	$0.03	$0.04

Weighted average shares outstanding:
Basic	15,161	14,856	14,888	14,940

Diluted	15,161	14,856	16,336	15,340

Notes:
(1) Cost of sales includes the following:
Cash bonuses	$50	$—	$50	$—
Retention bonuses accrued	8	—	8	—
Compensation expense on stock awards	158	—	158

	$216	$—	$216	$—

(2) Research and development expenses includes the following:
Cash bonuses	$50	$—	$50	$—
Retention bonuses accrued	8	—	8	—
Compensation expense on stock awards	158	—	158	—

	$216	$—	$216	$—

(3) Selling, general and administrative expenses includes the following:
Cash bonuses	$250	$—	$250	$—
Retention bonuses accrued	42	—	42	—
Compensation expense on stock awards	740	—	740	—
Amortization of acquired intangible assets	265	148	265	299

	$1,297	$148	$1,297	$299

(4) Interest and other income, net includes the following
Income from reduction in convertible note due to accrual of retention bonuses noted above	$58	$—	$58	$—

Verilink Reports Third Fiscal Quarter Results

VERILINK CORPORATION
Reconciliation of Pro Forma Non-GAAP Adjustments
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended

	April 2, 2004	March 28, 2003	April 2, 2004	March 28, 2003

GAAP net income (loss)	$(1,388)	$(252)	$512	$603
Acquisition-related and other items:
Cash bonuses paid in connection with XEL acquisition	350	—	350	—
Retention bonuses accrued in connection with XEL acquisition, net of impact from reduction in convertible notes	—	—	—	—
Compensation expense related to stock and restricted stock awards	1,056	—	1,056	—
Amortization of acquired intangible assets	265	148	712	299
Restructuring charge	400	—	400	—
In process research & development	—	316	—	316
Cumulative effect of change in accounting principle, relating to goodwill	—	—	—	1,233

Pro forma non-GAAP income	$683	$212	$3,030	$2,451

Pro forma non-GAAP adjustments: The above pro forma non-GAAP adjustments are based upon our unaudited consolidated statements of operations for the periods shown. These adjustments relate to intangible assets recorded as the result of the acquisition of TxPort, Inc. in November 1998, the acquisition of the NetEngine product line in January 2003, the acquisition of the Miniplex product line in July 2003 and the acquisition of XEL in February 2004, compensation expense recorded from stock grants and restricted stock grants awarded following the XEL acquisition, compensation expense related to bonuses paid or to be paid to certain XEL employees after the acquisition, net of impact on convertible notes payable, and restructuring charges related to the consolidation of certain XEL operations and administrative functions. Verilink has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and to illustrate the results of on-going operations. Please see previous discussion regarding the use of non-GAAP measures.

Verilink Reports Third Fiscal Quarter Results

VERILINK CORPORATION
GAAP Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	April 2, 2004	June 27, 2003

ASSETS
Current assets:
Cash and cash equivalents	$2,872	$8,503
Short-term investments	127	101
Accounts receivable, net	8,892	3,621
Inventories, net	5,809	2,296
Other current assets	363	319

Total current assets	18,063	14,840
Property held for lease, net	6,317	6,462
Property, plant and equipment, net	1,533	1,350
Restricted cash	1,000	1,000
Goodwill, net	9,887	—
Other intangible assets, net	9,495	2,132
Other assets	532	525

Total assets	$46,827	$26,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:	$16,022	$8,461
Long-term debt and capital lease obligations	13,618	3,749
Stockholders’ equity	17,187	14,099

Total liabilities and stockholders’ equity	$46,827	$26,309